EXHIBIT 99.1

[XTO Logo Here]

NEWS RELEASE

For Immediate Release

Number: 04-33

XTO ENERGY ANNOUNCES NEW NATURAL GAS HEDGES

FORT WORTH, TX (September 23, 2004)—XTO Energy Inc. (NYSE-XTO) announced today that it has added new price hedges for future sales of natural gas production. The supplemental hedge volumes include 50 million cubic feet per day (Mmcf/d) at a NYMEX price of $6.25 per Mcf for the fourth quarter of 2004 and 100 Mmcf/d at a NYMEX price of $6.36 per Mcf for all of 2005. The following table details the Company’s updated commodity swap transactions:

	Mcf or Bbls per Day	NYMEX Price per Mcf or Bbls
BASE PRODUCTION:
Natural Gas
Oct-Dec 2004	400,000	$4.77
	50,000	$6.25
Jan-Dec 2005	100,000	$5.21
	100,000	$6.36
ACQUISITION PRODUCTION:
Natural Gas
Oct-Dec 2004	50,000	$6.34
Jan-Dec 2005	50,000	$6.34
Oil
Oct-Dec 2004	10,000	$35.91
Jan-Dec 2005	10,000	$35.91

XTO Energy Inc. is a premier domestic natural gas and oil producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties and activities are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Louisiana, Kansas, Wyoming, Colorado, Utah and Alaska.

XTO Energy Announces New Natural Gas Hedges

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Vice President—Investor Relations
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This release can be found at http://www.xtoenergy.com.

Statements made in this news release, including those relating to future daily production from acquired properties are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company=s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, changes in underlying demand for oil and gas, the timing and results of drilling activity, failure or inability to close property acquisitions and the availability of drilling equipment and steel supplies. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.